Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

August 10, 2023

Hercules Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Hercules Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration No. 333-261732), originally filed on December 17, 2021 and deemed immediately effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (as amended, the “Registration Statement”), and the final prospectus supplement, dated August 7, 2023 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the Commission on August 9, 2023 pursuant to Rule 424 under the Securities Act, relating to the proposed issuance by the Company of 6,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and up to an additional 975,000 shares that may be sold pursuant to the underwriters’ option to purchase additional Shares, to be sold to underwriters pursuant to an underwriting agreement, dated August 7, 2023, by and among the Company and Morgan Stanley & Co. LLC, UBS Securities LLC, and Wells Fargo Securities, LLC, for themselves and as representatives of the several underwriters named on Schedule I attached thereto (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Articles of Amendment and Restatement of the Company dated as of June 8, 2005 (the “Articles of Amendment and Restatement”);

(v)	the Articles of Amendment of the Company dated as of March 6, 2007 (“Amendment 1”);

(vi)	the Articles of Amendment of the Company dated as of April 5, 2011 (“Amendment 2”);

(vii)	the Articles of Amendment of the Company dated as of April 3, 2015 (“Amendment 3”);

(viii)	the Articles of Amendment of the Company dated as of February 23, 2016 (collectively, with Amendment 1, Amendment 2, Amendment 3 and the Articles of Amendment and Restatement, the “Articles”);

(ix)	the Amended and Restated Bylaws of the Company dated as of February 25, 2016;

(x)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(xi)	resolutions approved by the Company’s board of directors (the “Board”) as of August 5, 2023 and resolutions approved by the pricing committee of the Board dated August 7, 2023.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to such documents.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that when (i) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the net asset value per share of the Common Stock as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Underwriting Agreement and (b), if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP